Exhibit 99.2

October 23, 2018 Overview
USANA Health Sciences, Inc.

Q3 2018 Management Commentary, Results and Outlook

                        ●   Third quarter net sales of $296.8 million, an increase of 13.4% year-over-year

                        ●   Third quarter diluted earnings per share increased 27.8% year-over-year to $1.24

                        ●   Total Active Customers increased 9.2% year-over-year to 615,000

                        ●   Company updates 2018 growth outlook

                        ●   Board increases share repurchase authorization

USANA generated 9.2% Active Customers growth and excellent third quarter financial results, notwithstanding pressure from a strengthening U.S. dollar.  Our strong sales and customer growth during the quarter reflect the continued momentum we are seeing in most of our markets around the world.  Five of our markets grew by more than 20% in local currency sales, while an additional five markets grew by more than 10%.  Excluding the impact of changes in exchange rates, net sales increased 15.7% on a year-over-year basis, and 2.6% sequentially.  Notably, we did not offer any meaningful, short-term market specific incentives during the quarter.  The following are notable accomplishments during the quarter.

We launched Celavive® in China during the final two weeks of the third quarter.  As anticipated, Celavive was well received by our Chinese customers and incremental sales from this launch contributed an estimated $4.1 million to the quarter.  With a full quarter of sales in China during the fourth quarter and the normalization of sales in other markets, we believe that our skin and personal care product category will reach a run rate of approximately 10% of net sales by the end of 2018.

During the quarter, we continued to advance our information technology strategy and made our new WeChat platform available to our China customers.  Because many of our customers around the world are Chinese, we expect this new platform to benefit more than just our Mainland China customers and plan to make it available to the rest of our markets.  This initial phase of our WeChat platform also represents part of our customer experience initiative - our ongoing effort to improve our customers’ overall experience when doing business with USANA around the world.  We have focused on customer experience throughout 2018 and it will continue to be one of our key initiatives going forward.

We also hosted our 26th annual International Convention in August, here in Salt Lake City.  This event is an excellent platform to introduce new science and technology, as well as celebrate, train, and motivate our Associate base.

Finally, we completed our first full quarter of operations in our four new European markets: Germany, Spain, Italy, and Romania.  The operating results from these markets are in line with our expectations and they made a positive contribution to the Americas and Europe region during the quarter.  Although these markets, and Europe as a whole, represent a small portion of total sales, we are encouraged by the opportunity to reach more customers in these markets and the excitement we are seeing in these markets at this early stage.

Q3 2018 Results

We reported third quarter net sales of $296.8 million, an increase of 13.4% when compared to the $261.8 million reported in the prior-year period.  Unfavorable currency exchange rates negatively impacted net sales by $6.2 million for the quarter as compared to the prior-year.  Celavive contributed an estimated $9.5 million in incremental sales for the quarter.  Our total number of active Customers increased 9.2% year-over-year to 615,000.

We reported net earnings for the third quarter of $31.0 million, an increase of 30.6% compared with net earnings of $23.8 million reported in the prior-year period.  Earnings per diluted share increased to $1.24, an increase of 27.8% on a year-over-year basis.  The increase in net earnings was due primarily to higher net sales and lower relative operating expenses compared to the prior year period. Weighted average diluted shares outstanding were 25.0 million for the third quarter of 2018, compared with diluted shares of 24.6 million in the prior-year period.

During the quarter, we repurchased 177,724 shares of common stock for $22.6 million. We ended the quarter with no debt, $239.8 million in cash and cash equivalents, and an additional $81.7 million invested in short-term securities.  As of September 29, 2018, there was $24.4 million remaining under the current share repurchase authorization.

Increased Share Repurchase Authorization

The Board of Directors has authorized up to $150 million in funding for share repurchases by the Company of its outstanding common stock.  This authorization is inclusive of the $24.4 million that was remaining under the prior authorization as of the end of the second quarter.  Repurchases may be made from time to time, in the open market, through block trades or otherwise.  The number of shares to be purchased, and the timing of purchases, will be based on market conditions, the level of cash balances, general business opportunities, and other factors.  Additional share repurchases would represent upside to the revised EPS outlook the Company issued today.

Quarterly Financial Statement Discussion

Gross margins improved 50 basis points from the prior year to 82.5% of net sales.  The increase can be attributed primarily to favorable changes in sales mix by market, lower relative freight costs, and leverage on fixed period costs with higher sales.  The increase was offset, in part, by higher amounts reserved for inventory obsolescence and the sales of Celavive, which carry a higher relative cost of goods sold than other products including our previous skincare line.

Associate incentives decreased 40 basis points from the prior year to 43.9% of net sales during the quarter.  The decrease in Associate Incentives can be primarily attributed to lower incentive payout on sales from our new Celavive product line and lower promotional incentives associated with the Company’s celebration of its 25th anniversary in the prior year period.

Relative selling, general and administrative expense decreased 240 basis points from the prior year to 23.3% of net sales.  This year-over-year improvement in selling, general and administrative expense can be attributed to higher relative spending in the prior year quarter associated with (i) incremental expenses related to our 25th anniversary celebration at our annual International Convention; (ii) China and the Company’s internal investigation into its China operations; (iii) recognition of an impairment on a note receivable from a former supplier; and (iv) continued investments in our information technology infrastructure.

The effective tax rate increased to 33.3% compared to 25.8% in the prior year quarter.  The higher effective tax rate for the third quarter of 2018 compared with the same period of the prior-year can be primarily attributed to higher excess tax benefits from equity award exercises recognized during the prior year quarter.  Our effective tax rate, on a year-over-year basis, is not, and will not be, comparable during 2018 due to U.S. tax reform.

Inventory.  The increase in inventories is mostly due to higher balances of Celavive inventory to minimize potential disruption with our customers and sales force during the launch phase.  Inventory levels should begin to normalize in 2019.

Regional Financial Results

Asia Pacific Region: Q3 2018 Net sales of $239.6 million; 80.7% of Consolidated Net Sales

Net Sales in the Asia Pacific region increased 20.2% year-over-year.  The number of active Customers in the region increased by 13.9% year-over-year.

Greater China: Net sales in Greater China increased 22.6% year-over-year.  The number of active Customers in the Greater China region increased 15.8% year-over-year.  In mainland China, local currency sales increased 27.0% while the number of active Customers increased 16.7%.

Southeast Asia Pacific: Net sales in the Southeast Asia Pacific region increased 12.3% year-over-year.  The number of active Customers in the Southeast Asia Pacific region increased 8.5% compared to the prior-year period.  Sales growth in Southeast Asia Pacific was driven by 24.0% Active Customer growth in Malaysia, and 8.6% growth in the Philippines.

North Asia: Net sales in North Asia increased 26.7% year-over-year.  This growth was driven by 15.6% active Customer growth in South Korea, where local currency net sales increased by 25.6% year-over-year.

Americas and Europe Region: Q3 2018 Net Sales of $57.2 million, 19.3% of Consolidated Net Sales

In the Americas and Europe region, net sales decreased 8.5%, and active Customers in this region declined 5.1%.  This decrease was due largely to sales and customer declines in the U.S. and Mexico.

Tariffs and Trade Policies

While we continue to evaluate the evolving tariffs and trade policies between the United States and other countries, we do not currently expect these tariffs and trade policies, as they currently exist, to have a material impact on our future operating results.  Additional changes in tariffs and trade policies, however, may have a negative impact on currency exchange rates and economic conditions generally, which could negatively affect the Company’s results of operations.

Outlook

With only one quarter remaining in fiscal 2018, we have tightened our revenue outlook and increased the top-end of our diluted earnings per share outlook.  We are updating our outlook for fiscal 2018 as follows:

•	Consolidated net sales between $1.185 and $1.20 billion, previously between $1.17 and $1.20 billion; and

•	Earnings per share of between $5.00 and $5.15, previously between $4.75 and $5.05.

Our full-year outlook reflects:

•	A year-over-year benefit to net sales of approximately $16 million from favorable currency exchange rates, which was previously estimated at $29 million;

•	An estimated operating margin between 15.7% and 15.9%;

•	An effective tax rate of approximately 34%; and

•	An annualized diluted share count of approximately 24.8 million.

Although favorable currency exchange rates benefited net sales in the first half of 2018, a strengthening U.S. dollar negatively impacted third quarter net sales and we anticipate additional currency pressure in the fourth quarter.  Consequently, we have reduced the estimated benefit to net sales from currency for the full year by an additional $13 million.

Looking to the fourth quarter, in November we will host our annual China National Sales Meeting in Macau.  This event is always very well attended and is an excellent way to celebrate, train and motivate our Chinese Associate base.  Notably, this will be the first year that we offer products for sale at this event.  Accordingly, we are anticipating incremental sales between $8 and $12 million from this event during the fourth quarter, which are reflected in our outlook for 2018.

We expect the fourth quarter to be a strong finish to fiscal 2018, which will be another record year for USANA.  Looking forward to 2019, our main objective will continue to be growing our worldwide customer base as we remain focused on improving the health and lives of individuals and families around the world.

Kevin Guest
CEO

Douglas Hekking
CFO

China Preferred Customers

The Company has had a long-standing Preferred Customer program in China but, due to certain attributes of that program, has historically reported China Preferred Customers as Associates.  Beginning with the results for the fourth quarter of 2017, the Company is reporting China Preferred Customers as Preferred Customers.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, risks associated with our international expansion and operations, and risks associated with the internal investigation into our China operations.  The contents of this document should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

Non-GAAP Financial Measures

Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results and thus provide investors an additional perspective on trends and underlying business results.  Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Investors contact:	Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com

Media contact:	Dan Macuga
Public Relations
801-954-7280